                                                                   Exhibit 10.37


March 29, 2002

SureBeam Corporation
3033 Science Park Road
San Diego, California  92121-1199
Attention:  David Rane, Chief Financial Officer

Re:      Surebeam Corporation/ Revolving Facility
         ----------------------------------------

Dear Mr. Rane:

The Titan Corporation, a Delaware corporation ("TITAN"), is pleased to confirm, subject to the terms and conditions set forth in this letter agreement and in the attached Summary of Principal Terms and Conditions (as defined below), its firm and irrevocable commitment to underwrite and provide to SureBeam Corporation, a Delaware Corporation ("SUREBEAM"), a secured revolving debt financing facility up to an aggregate maximum available principal amount of $25.0 million (the "REVOLVING FACILITY").

This letter agreement and the Summary of Principal Terms and Conditions of the proposed Revolving Facility attached to this letter agreement and made a part hereof (the "SUMMARY OF TERMS AND CONDITIONS"; and, together with this letter agreement, the "COMMITMENT LETTER") represent an outline of the basis on which Titan is prepared to provide the credit comprising the Revolving Facility. The terms and conditions of the Revolving Facility, while substantially defined in the Summary of Terms and Conditions, are not necessarily limited to those set forth in the Summary of Terms and Conditions. Those matters that may subsequently be determined and are not covered by the Summary of Terms and Conditions are subject to the mutual agreement of Titan and SureBeam.

SureBeam and Titan further covenant and agree not to sue each other or your respective directors, officers, employees, attorneys and affiliates (each a "COVERED PERSON") for any claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the other party any such other covered person (whether asserted by you or any other person or entity) as a result of or arising out of or in any way related to or resulting from this Commitment Letter, except that this Commitment Letter shall not have any effect upon any preexisting commitments that Titan may have to SureBeam.

If you are in agreement with the foregoing, please sign and return to Titan the enclosed copy of this Commitment Letter no later than 6:00 p.m. San Diego time, March 29, 2002, whereupon this Commitment Letter will, unless previously revoked by us, be effective. This Commitment Letter shall terminate at such time unless this Commitment Letter has by such time been executed and delivered by you to us. This Commitment Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and


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SureBeam Corporation
March 29, 2002
Page 2


delivered shall be an original, but all of which shall together constitute one and the same instrument. This Commitment Letter and the rights and obligations of the parities hereto and thereto shall be governed by and construed in accordance with the internal laws of the State of California.

This letter is not intended to confer upon any person, other than the parties hereto and their successors hereunder any benefit or any legal or equitable right, remedy or claim hereunder.

We look forward to the successful consummation of the Revolving Facility.

Very truly yours,

THE TITAN CORPORATION


By:  /s/ Mark Sopp
   -----------------------------------
Printed Name:  Mark Sopp
Title:  Senior Vice President
        Chief Financial Officer


AGREED TO AND ACCEPTED this 29th day of March , 2002.


SUREBEAM CORPORATION

By:  /s/  David Rane
   -----------------------------------
Name:  David Rane
Title:  Senior Vice President
        Chief Financial Officer


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                              SUREBEAM CORPORATION
                         SENIOR SECURED CREDIT FACILITY
                    SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
                 ACCOMPANYING LETTER AGREEMENT BETWEEN BORROWER
                         AND LENDER DATED MARCH 29, 2002


BORROWER:                   SureBeam Corporation (the "BORROWER"). The Borrower
                            and each of its subsidiaries are sometimes referred to herein as the "LOAN PARTIES".

LENDER:                     The Titan Corporation (the "LENDER").

SENIOR FACILITY:            Senior secured revolving credit facility
                            (the "REVOLVING FACILITY") in an amount
                            equal to $25 million (the "REVOLVING
                            FACILITY COMMITMENT"), of which up to $5 million will be available in the form of letters of credit.

PURPOSE: Borrowings under the Revolving Facility will be used (i) to finance the Borrower's working capital needs, (ii) to finance capital expenditures and (iii) for general corporate purposes (including the payment of fees and expenses related to the Revolving Facility). Letters of credit will be used by the Borrower for the purposes set forth in clauses (i) and
                            (iii) of the preceding sentence.

AVAILABILITY:               (A)     Borrowings under the Revolving Facility will
                                    be available on or prior to the earliest of
                                    (i) December 31, 2003, the date on which the Revolving Facility Commitment is terminated in full (iii) the date of any Commitment
                                    Termination Event (as defined in the Senior
                                    Secured Credit Agreement, dated as of
                                    February 23, 2000 and as amended, among the Lender and the various financial institutions that are parties thereto (as such Senior Secured Credit Agreement may be amended, restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time whether or not with the same financial institutions, the "LENDER'S
                                    CREDIT AGREEMENT")). The date after which borrowings under the Revolving Facility are no longer available is herein referred to as the

                                       1.
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                                    "REVOLVING FACILITY COMMITMENT TERMINATION
                                    DATE."

                                    The maximum number of borrowings made under the Revolving Facility, excluding letters of credit, issued by the Lender to the Borrower during any calendar month shall be one. No borrowings may be made under the Revolving Facility or letters of credit issued sixty days after any of the Borrower's fiscal quarters unless and until the quarterly compliance certificate referred to below under "Compliance Certificates" for the preceding fiscal quarter shall have been submitted by the Borrower to the Lender. During the first sixty days of any of the Borrower's fiscal quarters, until such quarterly compliance certificate for the preceding fiscal quarter shall have been submitted by the Borrower to the Lender, borrowing availability under the Revolving Facility and the availability of letters of credit will be based on the quarterly compliance certificate submitted by the Borrower to the Lender for the second preceding fiscal quarter.

                                    Notwithstanding the above, in the event that the Borrower has made any prepayment to the Lender under any of the circumstances set forth under "Mandatory Prepayment" or "Voluntary Prepayment" during or at the end of any given fiscal quarter, the Borrower may borrow (or, subject to the other provisions contained in this Term Sheet, request letters of credit in the amount of) all such amounts prepaid in ensuing fiscal quarters, regardless of whether the Borrower has timely submitted a quarterly compliance certificate to the Lender, and the amounts that the Borrower may so borrow or request as letters of credit pursuant to this sentence shall not be subject to reduction based on the state of the Borrower's compliance, at the time of the applicable borrowing, with the EBITDA Requirements (defined below). Any borrowing made by the Borrower or letter of credit issued by the Lender to the Borrower pursuant to the preceding sentence shall be referred to herein as a "PREPAYMENT BORROWING." The maximum amount of borrowings and letters of credit, subject to the other provisions contained in this Term Sheet, made under the Revolving Facility or issued during any one of the Lender's fiscal quarters shall be $12.5 million (the "QUARTERLY MAXIMUM"), which amount shall be subject to reduction based on the state of the Borrower's

                                       2.

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                                    compliance, at the time of the borrowing or
                                    issuance, with the EBITDA Requirements.
                                    Prepayment Borrowings made during any given fiscal quarter shall not count toward the Quarterly Maximum for such fiscal quarter. Portions of the Quarterly Maximum (as such Quarterly Maximum may have been reduced during the applicable fiscal quarter based on the state of the Borrower's compliance with the EBITDA Requirements) not borrowed by the Borrower or covered by a letter of credit issued by the Lender to the Borrower in any fiscal quarter during the Borrower's fiscal 2002 will be available (in addition to the Quarterly Maximum for such later fiscal quarters) for borrowing or use in connection with a letter of credit during any of the Borrower's later fiscal quarters during 2002.

                            (B) Letters of credit will be available at any time before the fifth business day prior to the Revolving Facility Commitment Termination Date.


                            (C)     EBITDA Requirements shall mean the
                                    following: for each fiscal quarter in fiscal year 2003, the Quarterly Maximum shall be subject to the following: (i) if the Borrower's EBITDA for the preceding fiscal quarter is less than 25% of the Borrower's target EBITDA set forth in the 2002-2003 Borrower's Operating plan previously delivered by Borrower to Lender ("EBITDA AOP TARGET") for such preceding fiscal quarter, the Borrower shall be limited to borrowings of $5 million for such fiscal quarter, provided that no borrowings shall be available to the Borrower if the Borrower's operating expenses exceeded $5 million in such preceding fiscal quarter; and (ii) if the Borrower's EBITDA for such preceding fiscal quarter is 25% of the EBITDA AOP Target for such preceding fiscal quarter, the Borrower may borrow up to 50% of the Quarterly Maximum (the "ALLOWED QUARTERLY MAXIMUM") for such fiscal quarter. The Allowed Quarterly Maximum for such fiscal quarter shall increase pro rata with the percentage increase that the Borrower's EBITDA for such preceding fiscal quarter is above 25% of the EBITDA AOP Target for such preceding fiscal quarter.


                                    Beginning with the second fiscal quarter of fiscal year


                                       3.

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                                    2003, if the Borrower has negative EBITDA in
                                    any fiscal quarter, the Borrower may not make any borrowings in the following fiscal quarter.


                                    Notwithstanding anything to the contrary, to the extent net proceeds from issuances of equity or equity-related securities of the Loan Parties are available for use by the Borrower, then Borrower shall not be permitted to make any borrowings under the Revolving Facility until such funds are first exhausted.

LETTERS OF CREDIT:          Letters of credit under the Revolving Facility will
                            be caused to be issued by the Lender. Each letter of credit shall expire no later than the earlier of (i)
                            12 months after its date of issuance; PROVIDED, HOWEVER, that with respect to letters of credit with an aggregate undrawn face amount not exceeding
                            $500,000, the expiry date of such letters of credit may be up to 24 months; or (ii) the fifth business day prior to the Revolving Loan Maturity Date (as defined below).

                            Drawings under any letter of credit shall be reimbursed by the Borrower on the next business day. To the extent that the Borrower does not reimburse the Lender on the next business day, the amount that is not reimbursed shall be deemed to be a borrowing under the Revolving Facility.

LENDER GUARANTIES:          Borrower and Lender shall use their best efforts to
                            terminate the outstanding guaranties for the obligations of the Borrower existing on the Closing
                            Date (the "LENDER GUARANTIES").

                            Any payment made by the Lender, and any obligation for payment assumed by the Lender, under a Lender Guaranty shall be deemed to have been made as a borrowing under the Revolving Facility.

COMPLIANCE CERTIFICATES:    For the first three fiscal quarters of each of the
                            Borrower's fiscal years during the term of the Revolving Facility, the Borrower shall submit, on or prior to the date 60 days after that quarter's end, a compliance certificate to the Lender pursuant to which an authorized officer shall certify as to (i) the Borrower's compliance with the terms of the credit agreement relating to the Revolving

                                       4.

                            Facility (the "CREDIT AGREEMENT"), including the covenants and, where applicable, supporting calculations for the Borrower's compliance therewith, and the related collateral documentation (together with the Credit Agreement, the "LOAN DOCUMENTS"), (ii) whether a default or event of default has occurred and (iii) the outstanding balance of loans made under the Revolving Facility as of the end of that quarter. For the fourth fiscal quarter of each of the Borrower's fiscal years during the term of the Revolving Facility, the Borrower shall submit, on or prior to the date 90 days after the close of such fiscal year, a compliance certificate to the Lender pursuant to which an authorized officer shall certify as to the matters referred to in clauses (i), (ii) and (iii) above. Furthermore, in connection with any loan that is made under the Revolving Facility, the Borrower shall submit to the Lender a certificate pursuant to which an authorized officer shall certify as to the matters referred to in clause (i) above as of the date that the loan is proposed to be made (a "BORROWING DATE").

DEFAULT RATE:               Following a default or event of default,
                            interest on amounts due under the Credit Agreement shall accrue at the rate that is two hundred basis points in excess of the otherwise applicable rate.

FINAL MATURITY:             The Revolving Facility will mature on the earlier of
                            (i) December 31, 2005, (ii) the date on which the lenders under the Lender's Credit Agreement accelerate the date for payment by Lender of amounts outstanding thereunder and (iii) the date of termination, for any reason, of the Lender's Credit
                            Agreement (the "REVOLVING LOAN MATURITY DATE").

                            Loans made under the Revolving Facility will be repaid as follows (with the quarterly percentages provided for below being applied with respect to the outstanding balance of loans under the Revolving Facility as of the last day of the Borrower's prior fiscal quarter for payments made during the Borrower's fiscal 2003, and, thereafter, with the payments in the Borrower's fiscal 2004 to be based upon the outstanding balance of loans under the Revolving Facility as of December 31, 2003, such balances to be as set forth in the quarterly compliance certificates referred to above under "Compliance Certificates"):

                                                     QUARTERLY PERCENTAGE REPAID

                               Fiscal 2002                       None

                                       5.

                               Fiscal 2003                        5%
                               Fiscal 2004                       12.5%
                               Fiscal 2005       25% of outstanding balance of
                               principal and accrued interest on December 31,
                               2004

                            On December 31, 2005, 100.0% of the outstanding principal balance of the Revolving Facility and all accrued and unpaid interest shall be paid.

                            All repayments provided for above shall be made as of the last day of each fiscal quarter for the applicable fiscal year and shall permanently reduce the Revolving Facility Commitment and correspondingly reduce the amounts available for letters of credit.

GUARANTEES:                 All obligations of the Borrower under the Revolving
                            Facility will be unconditionally guaranteed by each existing and subsequently acquired or organized subsidiary of the Borrower (provided for foreign subsidiaries no adverse tax consequences would result therefrom).

SECURITY:                   The Revolving Facility and the related guarantees
                            will be secured by all the assets of the Borrower and each existing and subsequently acquired or organized subsidiary of the Borrower
                            (collectively, the "COLLATERAL"), including but not limited to (i) a first priority pledge of 100% (or such lesser amount owned by the Borrower or one of its subsidiaries) of the capital stock of each existing and subsequently acquired or organized subsidiary of the Borrower and (ii) perfected first priority (subject to limited customary exceptions) security interests in, and mortgages on, all tangible and intangible assets of the Borrower and each existing and subsequently acquired or organized subsidiary of the Borrower (including but not limited to accounts receivable (billed and unbilled), inventory, equipment, contracts, contract rights (including royalty streams), general intangibles, intellectual property (including patents, patent applications, copyrights and trademarks (registered or otherwise)), real property, deposit accounts, investment securities, leasehold mortgages and interests, cash and proceeds of the foregoing).

                            All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation (prepared by the Lender's counsel), satisfactory to the Lender, and, subject to limited customary exceptions and applicable laws to be agreed upon, none of the Collateral shall be subject to any other pledges,

                                       6.

                            security interests or mortgages.

INTEREST RATES:             Loans under the Revolving Facility shall bear
                            interest at a rate per annum equal to the Lender's effective weighted average term debt rate plus three hundred basis points (so, if the Lender's effective weighted average term debt rate as of a Borrowing
                            Date is 10%, the interest rate per annum on a loan made under the Revolving Facility as of such Borrowing Date shall be 13%). The Lender's effective weighted average term debt rate shall be calculated, for any Borrowing Date, by multiplying the Lender's average daily debt outstanding on the Lender's
                            Credit Agreement times the average daily effective interest rate under the Lender's Credit Agreement divided by the total number of days for that given period. The Lender's effective weighted average term debt rate shall include, but not be limited to, the interest rate charged, the non-utilization fees charged and any other debt financing costs incurred by the Lender or charged by the Lender's syndicated bank group under the Lender's Credit Agreement.

                            Interest on loans under the Revolving Facility shall be paid monthly, on the first of each month beginning on January 1, 2003. Accrued and unpaid interest from the date that the Lender and the Borrower execute the Credit Agreement (the "CLOSING DATE") through December 31, 2002 on loans made under the Revolving Facility shall constitute a borrowing (but shall not be deemed a borrowing for purposes of determining the number of borrowings that may be made under the Revolving Facility in any given month) under the Revolving Facility.

                            Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

TAX GROSS UP:               All payments shall be made without withholding or
                            deduction for, or on account of, any present or future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will result in the Lender receiving such amounts as it would have received had no such withholding or reduction been required.

MANDATORY                   Loans under the Revolving Facility shall be prepaid
PREPAYMENT:                 with (i) 100% of the net cash proceeds of all asset
                            sales or other dispositions of

                                       7.

                            property (excepting sales of inventory in the ordinary course of business) by the Loan Parties (including insurance and condemnation proceeds),
                            (ii) 100% of the net cash proceeds of issuances of debt obligations of the Loan Parties and (iii) 50% of the net cash proceeds in excess of $25 million of issuances of equity or equity-related securities of the Loan Parties. At the end of every fiscal quarter, the Borrower shall be required to prepay loans under the Revolving Facility in an amount equal to the amount of cash and cash equivalents that are in excess of $5 million on the Borrower's balance sheet as of the fiscal quarter end, excepting net cash proceeds of issuances of equity or equity-related securities of the Loan Parties which are not subject to mandatory prepayment pursuant to (iii) above.

VOLUNTARY PREPAYMENT:       Voluntary prepayments will be permitted in whole or
                            in part, at the option of the Borrower, in minimum principal amounts to be agreed upon.

APPLICATION OF              Voluntary and mandatory prepayments shall be made,
PREPAYMENTS:                without premium or penalty, unless as a result of
                            such prepayment the Lender uses the proceeds of such prepayment to repay or prepay indebtedness outstanding under the Lender's Credit Agreement (in the Lender's sole discretion) and the Lender is thereby subject to a premium or penalty under the Lender's Credit Agreement.

                            Mandatory prepayments shall be applied to repay accrued and unpaid interest and loans under the Revolving Facility and may be reborrowed, subject to the other provisions of this Term Sheet.

REPRESENTATIONS             Usual for facilities and transactions of this type
AND WARRANTIES:             provided by institutional lenders and others to be
                            determined by the Lender, including but not limited to corporate status, power and authority;
                            enforceability; accuracy of financial statements; no material adverse change; absence of litigation which, if adversely determined, could have a material adverse effect; no violation of organizational documents, agreement or instruments;
                            compliance with laws (including employee benefits, margin regulations and environmental laws and FDA and USDA regulations); payment of taxes; ownership of properties; solvency; effectiveness of regulatory approvals; governmental permits; labor matters;
                            ERISA; environmental matters; accuracy of information; validity, priority and perfection of security interests in the Collateral;

                                       8.

                            adequate insurance; Investment Company and Public Utility Acts not applicable; intellectual property; absence of liens; and subsidiaries.

CONDITIONS PRECEDENT        The Lender's proposal to make the Revolving Facility
TO BORROWING:               available to the Borrower on the Closing Date is
                            subject to the satisfaction or waiver of the conditions set forth in Exhibit A hereto, as well as to the Lender's ability to fund the Borrower's borrowing requests in accordance with the Lender's
                            Credit Agreement.

AFFIRMATIVE                 Usual for facilities and transactions of this type
COVENANTS:                  provided by institutional lenders and others to be
                            agreed upon by the Borrower and the Lender (to be applicable to each of the Loan Parties), including, but not limited to, maintenance of corporate existence and rights; performance of obligations;
                            delivery of audited financial statements (including the accountants' report thereon and a statement from the accountants that, in performing the examination necessary to deliver the audited financial statements, no knowledge was obtained by them of any default or event of default under the Credit
                            Agreement) on or prior to 90 days after the close of the Borrower's fiscal year and unaudited financial statements prepared in accordance with generally accepted accounting principles ("GAAP") on or prior to 60 days after the close of each of the Borrower's preceding fiscal quarters (certified, in the case of the unaudited financial statements, as to their completeness and correctness by an authorized officer of the Borrower); delivery of other financial information, including, but not limited to, detailed aged trial balances for billed and unbilled accounts receivable and accounts payable, notices of default, litigation and ERISA events, "management letters," the Annual Operating Plan and the compliance certificates referred to under "Compliance Certificates" above; maintenance of properties in good working order; maintenance of insurance; compliance with laws, including employee benefits and environmental laws and FDA and USDA regulations; inspection of books and properties;
                            further assurances and collateral matters; payment of taxes; performance of contracts; and for agreements entered into after the date hereof, receipt of 10% downpayments (or 10% irrevocable letters of credit) with respect to the shipment of any permitted international sales of the Borrower's equipment.

NEGATIVE COVENANTS:         Usual for facilities and transactions of this type
                            provided by


                                       9.

                            institutional lenders and others to be determined by the Lender (to be applicable to each of the Loan Parties), including, but not limited to, limitations on dividends on, and redemptions and repurchases of, capital stock; limitations on prepayments, redemptions and repurchases of subordinated debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt; limitations on mergers, acquisitions and asset sales (including sales of fixed assets outside the ordinary course of business or overseas); limitations on transactions with affiliates; limitations on changes in business conducted; limitations on amendment of debt and other material agreements; limitations on stock issuances; and limitations on restrictive agreements with respect to dividends, distributions and transfers of assets by subsidiaries.

SELECTED FINANCIAL          The Credit Agreement will contain commercially
COVENANTS:                  reasonable financial covenants that are mutually
                            acceptable to Borrower and Lender, which shall include, but not be limited to, Maximum Operating
                            Expense and Capital Expenditures covenants that are based on the Borrower's revenue level as generally described in Exhibit B hereto.

EVENTS OF DEFAULT:          Usual for facilities and transactions of this type
                            (with customary cure periods) and others to be determined by the Lender, including but not limited to nonpayment of principal, interest or fees, violation of covenants, incorrectness of representations and warranties, cross default, bankruptcy, material judgments, employee benefits, actual or asserted invalidity of the guarantees or the security documents, failure of subordination, and Change in Control (the definition of which will be agreed upon).

AMENDMENTS, ETC.:           Amendments and waivers of the Loan Documents will
                            require the approval of the Borrower and Lender.

COST AND YIELD              The Credit Agreement shall include standard
PROTECTION:                 protective provisions for such matters as capital
                            adequacy, increased costs, funding losses, illegality and withholding taxes borne by the Lender under the Lender's Credit Agreement.

ASSIGNMENTS:                The Lender will be permitted to assign its rights
                            under the Credit

                                      10.

                            Agreement.


EXPENSES AND                All reasonable out-of-pocket costs of the Lender
INDEMNIFICATION:            (including reasonable fees, disbursements and other
                            charges of counsel, enforcement costs and documentary taxes) associated with the Loan
                            Documents, the Revolving Facility and any amendment to or consent under the Lender's Credit Agreement entered into in connection with the Revolving
                            Facility (including reasonable fees, disbursements and other charges of counsel to the lenders under the Lender's Credit Agreement) are to be paid by the Borrower if the Credit Agreement is executed or any funds are drawn thereunder.

                            The Borrower will indemnify the Lender and its respective officers, directors, employees, affiliates and agents collectively ("INDEMNIFIED PERSONS") and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such Indemnified Person arising out of or relating to the financing contemplated hereby or arising out of or relating to the Lender's borrowings under the Lender's Credit Agreement that are used to finance the Revolving Facility, PROVIDED that none of the Indemnified Persons will be indemnified for its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision.

COUNSEL FOR THE LENDER:     Cooley Godward LLP

GOVERNING LAW               California
AND FORUM:

                                      11.

                                                                       EXHIBIT A
                                   CONDITIONS


         The Lender's proposal to make the Revolving Facility available to the Borrower is also subject to the following conditions:

ARTICLE I the preparation, execution and delivery of definitive documentation for the Loan Documents satisfactory to the Lender, and the satisfaction (as determined by the Lender) of customary closing conditions for transactions similar to the Revolving Facility;


ARTICLE II since March 29, 2002, there shall not have occurred or become known to the Lender any event or events, adverse condition or change that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Loan Parties;


ARTICLE III subject to such exceptions as the Lender shall otherwise agree, the Lender shall have a perfected first-priority security interest in and lien on all assets as required under the heading "Security" set forth herein;


         In the event that any of the conditions set forth above or in the Loan Documents are not satisfied, the Lender reserves the right, in its sole discretion, to decline to participate in the proposed financing.

         (a) As used herein, a "Material Adverse Effect" shall mean the result of one or more events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, results of operations, condition (financial or otherwise) or prospects of the Loan Parties, in each case, taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions, including, without limitation, the Loan Documents or the rights, remedies and benefits available to the parties thereunder.


                                       1.

                                    EXHIBIT B


                          SELECTED FINANCIAL COVENANTS

         FINANCIAL CONDITION AND OPERATIONS. The Borrower will not permit to occur any of the events set forth below.


(a) MAXIMUM CAPITAL EXPENDITURES. (i) If the Borrower's revenue for any Fiscal Quarter in Fiscal Year 2002 is greater than eighty-five percent (85%) of the quarterly revenue target set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender, the Borrower will not incur Capital Expenditures during the next Fiscal Quarter during Fiscal Year 2002 that, when aggregated with all other Capital Expenditures incurred by the Borrower during such next Fiscal Quarter during Fiscal Year 2002 and all prior Fiscal Quarters during Fiscal Year 2002, are greater than Five Hundred Thousand Dollars ($500,000) in excess of the capital expenditure budget for that next Fiscal Quarter during Fiscal Year 2002 and all prior Fiscal Quarters during Fiscal Year 2002, set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender.

(b) (ii) If the Borrower's revenue for any Fiscal Quarter in Fiscal Year 2002 is less than or equal to eighty-five percent (85%) of the quarterly revenue target set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender, the Borrower will not incur Capital Expenditures during the next Fiscal Quarter during Fiscal Year 2002 that, when aggregated with all other Capital Expenditures incurred by the Borrower during such next Fiscal Quarter during Fiscal Year 2002 and all prior Fiscal Quarters during Fiscal Year 2002, are greater than Five Hundred Thousand Dollars ($500,000) in excess of the "adjusted plan" model capital expenditure budget for that next Fiscal Quarter during Fiscal Year 2002 and all prior Fiscal Quarters during Fiscal Year 2002, set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender.


(c) OPERATING EXPENSES. (i) If the Borrower's revenue for any Fiscal Quarter in Fiscal Year 2002 is greater than eighty-five percent (85%) of the quarterly revenue target set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender, then for the following Fiscal Quarter during Fiscal Year 2002, the Borrower may not incur operating expenses in excess of Five Hundred Thousand Dollars ($500,000) more than the operating expenses, excluding amortization and depreciation, for such Fiscal Quarter set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender.



                         (ii) If the Borrower's revenue for any Fiscal Quarter
in Fiscal Year 2002 is equal to or less than eighty-five percent (85%) of the quarterly revenue target set forth in the


                                       1.

Borrower's Annual Operating Plan for such Fiscal Quarter, then for the following Fiscal Quarter during Fiscal Year 2002:

                  the Borrower may not incur operating expenses in excess of Five Hundred Thousand Dollars ($500,000) more than the product of ((D-E) x ((C-B)/(A-B))) + E, where:

                           A=Fiscal Quarter revenue of the immediately preceding
                  Fiscal Quarter from the Borrower's set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender.

                           B=Fiscal Quarter revenue of the immediately preceding
                  Fiscal Quarter from the " adjusted plan" as set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender.

                           C=Actual revenue from the immediately preceding
                  Fiscal Quarter.

                           D=Operating expenses of the following Fiscal Quarter
                  as set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender.

                           E=Operating expenses of the following Fiscal Quarter
                  from the "adjusted plan" as set forth in the 2002-2003 Borrower's Operating Plan previously delivered by Borrower to Lender.


                                    EXHIBIT C



                                 KEY DEFINITIONS


"EBITDA" means, for the Borrower and its Subsidiaries, for any applicable period, the sum (without duplication) of the following:

         (a)      Net Income,

         MINUS

         (b) all amounts added by the Borrower and its Subsidiaries, in determining Net Income, representing either non-cash or non-recurring gains, including as a result of changes in accounting treatment under GAAP, including all royalty income recognized in accordance with the Borrower's license agreement with the Lender,

         PLUS


                                       2.

         (c) the amount deducted by the Borrower and its Subsidiaries, in determining Net Income, representing amortization, as determined in accordance with GAAP,

         PLUS

         (d) the amount deducted, in determining Net Income, of all federal, state and local income taxes (whether paid in cash or deferred) of the Borrower and its Subsidiaries,

         PLUS

         (e) the amount deducted, in determining Net Income, of Interest Expense of the Borrower and its Subsidiaries,

         PLUS

         (f) the amount deducted, in determining Net Income, representing depreciation of assets of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

"NET INCOME" means for any period, the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.


                                               THE TITAN CORPORATION

                                               By: /s/ Mark Sopp
                                                  -----------------------------
                                                  Name: Mark Sopp
                                                  Title: Senior Vice President
                                                         Chief Financial Officer

ACCEPTED AND AGREED TO
AS OF MARCH 29, 2002:

SUREBEAM CORPORATION


By: /s/ David Rane
   -------------------------------
   Name: David Rane
   Title: Senior Vice President
          Chief Financial Officer



                                       3.